UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

May 19, 2015 (May 13, 2015)
Date of Report (Date of Earliest Event Reported)

E. I. du Pont de Nemours and Company
(Exact Name of Registrant as Specified in Its Charter)

Delaware	1-815	51-0014090
(State or Other Jurisdiction	(Commission	(I.R.S. Employer
Of Incorporation)	File Number)	Identification No.)

1007 Market Street
Wilmington, Delaware 19898
(Address of principal executive offices)

Registrant’s telephone number, including area code:   (302) 774-1000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.07 Submission of Matters to a Vote of Security Holders

On May 13, 2015, E. I. du Pont de Nemours and Company (the “Company”) held its Annual Meeting of Stockholders (the “Annual Meeting”). Set forth below are the proposals voted upon at the Annual Meeting, and the preliminary voting results reported by the Company’s proxy solicitor, Innisfree M&A Incorporated (“Innisfree”) based on the information available to Innisfree. These results do not include (i) shares voted on the gold card distributed by Trian Partners, L.P. and certain of its affiliates (together, “Trian”) outside of the system maintained by Broadridge Financial Solutions, Inc. (“Broadridge”), (ii) shares which (A) did not return a white proxy card to the Company, (B) are not otherwise known to have voted at the meeting and (C) either (I) for which legal proxies were issued (approximately 25.4 million shares (which number excludes shares represented by legal proxies which are known to have been voted at the Annual Meeting), of which approximately 24.5 million shares are believed to be held by Trian and voted for Trian’s nominees) or (II) are held in registered name (approximately 8.8 million shares, not including registered shares for which a white proxy card was returned) or (iii) shares voted that Innisfree could not definitively match with a shareholder identified as being a record or beneficial holder of shares of the Company’s common stock, par value $.30 per share (“Common Stock”) as of the record date for the Annual Meeting. Further, these preliminary results do not reflect the impact of any revocations of votes previously submitted on the white card either through in-person voting at the Annual Meeting or through the submission of a later-dated gold card outside of the Broadridge system.

In addition to being incomplete for the reasons described above, these results are preliminary only and are subject to change based on the certification of the voting results by the independent inspector of elections, IVS Associates, Inc. (“IVS”). The Company will file an amendment to this Current Report on Form 8-K to disclose preliminary results based on IVS’s preliminary report, which the Company currently expects to receive during the week of May 25, 2015, and will file a further amendment to this Current Report on Form 8-K to disclose the final voting results after receiving IVS’s final certified report.

As of the close of business on March 17, 2015, the record date for the Annual Meeting, 905,946,751 shares of Common Stock, were outstanding and entitled to vote. Based on the preliminary results from Innisfree and subject to the qualifications set forth above, at least 675,300,395 shares of Common Stock were voted in person or by proxy at the Annual Meeting, representing more than 74.54 percent of the shares entitled to be voted.

Proposal 1 - Election of Directors. Based on the preliminary results from Innisfree, the Company’s stockholders elected the following nominees, constituting the Company’s full slate of nominees, to serve on the Board of Directors until the next annual meeting of stockholders and until their successors have been duly elected or appointed: Lamberto Andreotti, Edward D. Breen, Robert A. Brown, Alexander M. Cutler, Eleuthère I. du Pont, James L. Gallogly, Marillyn A. Hewson, Lois D. Juliber, Ellen J. Kullman, Ulf M. (Mark) Schneider, Lee M. Thomas and Patrick J. Ward. The preliminary tabulation from Innisfree of voting results (subject to the caveats noted in the paragraphs above) for the election of directors and other proposals is set forth below.

Board of Directors’ Nominees

Director	For	Abstain/Withhold
L. Andreotti	663,980,753	9,356,756
E. D. Breen	663,215,270	10,122,239
R. A. Brown	370,464,540	14,421,325
A. M. Cutler	380,787,452	4,098,413
E. I. du Pont	663,869,510	9,467,998
J. L. Gallogly	664,958,447	8,379,062
M. A. Hewson	663,782,124	9,270,695
L. D. Juliber	376,767,941	8,117,924
E. J. Kullman	656,672,401	16,380,418
U. M. Schneider	663,058,184	9,994,634
L. M. Thomas	371,148,287	13,737,578
P. J. Ward	663,061,420	9,991,399

Trian’s Nominees

Director	For	Abstain/Withhold
J. H. Myers	243,458,626	54,696,793
N. Peltz	293,369,694	4,785,725
A. B. Winkleblack	134,860,577	153,306,377
R. J. Zatta	159,850,156	132,031,603

Proposal 2 - Ratification of Independent Registered Public Accounting Firm. Based on the preliminary results from Innisfree, the Company’s stockholders ratified the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for 2015.

For	Against	Abstain/Withhold
657,164,769	10,786,338	7,349,288

Proposal 3 - Advisory Vote on Executive Compensation. Based on the preliminary results from Innisfree, the Company’s stockholders approved, by advisory vote, the compensation of its named executive officers.

For	Against	Abstain/Withhold
637,494,502	23,742,437	13,021,508

Proposal 4 - Stockholder Proposal on Lobbying. Based on the preliminary results from Innisfree, the Company’s stockholders did not approve the stockholder proposal regarding the preparation of a report regarding the Company’s lobbying efforts.

For	Against	Abstain/Withhold
128,016,004	504,485,793	41,756,659

Proposal 5 - Stockholder Proposal on Grower Compliance. Based on the preliminary results from Innisfree, the Company’s stockholders did not approve a stockholder proposal regarding a report on how the Company is monitoring herbicide utilization and grower compliance best practices related to technology use agreements with its seed products.

For	Against	Abstain/Withhold
33,069,247	597,897,171	43,292,553

Proposal 6 - Stockholder Proposal on Plant Closure. Based on the preliminary results from Innisfree, the Company’s stockholders did not approve a stockholder proposal regarding the creation of a committee with members from employees, union leadership, management and consultants to report on, among other things, the impact of layoffs and plant closures.

For	Against	Abstain/Withhold
20,709,254	634,259,914	19,320,759

Proposal 7 - Stockholder Proposal to Repeal Certain Bylaws Adopted without Stockholder Approval. Based on the preliminary results from Innisfree, the Company’s stockholders did not approve a stockholder proposal regarding the repeal of any provision of the Company’s bylaws adopted without stockholder approval after April 12, 2013 but prior to the company’s 2015 Annual Meeting.

For	Against	Abstain/Withhold
313,634,319	350,206,094	10,418,052

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

E. I. DU PONT DE NEMOURS AND COMPANY
(Registrant)

/s/ Barry J. Niziolek
Barry J. Niziolek
Vice President and Controller

May 19, 2015

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